UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2006

KANBAY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50849	36-4387594
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6400 Shafer Court, Suite 100
Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

(847) 384-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On June 20, 2006, the Compensation Committee of the Board of Directors of Kanbay International, Inc. (the “Company”) approved the Kanbay International, Inc. Deferred Compensation Plan (the “Plan”), which will be effective as of July 1, 2006. The purpose of the Plan is to further long-term growth of the Company by providing certain employees with an opportunity to defer the receipt of a portion of their annual compensation.

Administration

The Plan will be administered by a committee (the “Committee”) appointed by the Compensation Committee of the Board of Directors of the Company. The Committee will have the authority to interpret, control and manage the administration of the Plan, except as otherwise specifically provided. The Committee must report at least annually to the Compensation Committee or the Board of Directors of the Company any significant problems which have developed in connection with the administration of the Plan.

Eligibility

An individual (the “Eligible Employee”) is eligible to participate in the Plan if he or she (i) is an employee of the Company, (ii) is a member of a select group of management or highly compensated employees and (iii) either has been designated by the Committee, in its sole discretion, or has satisfied minimum compensation or other classification requirements established from time to time by the Committee. Each Eligible Employee who has been admitted to, and has not been removed from, participation in the Plan (a “Participant”) may irrevocably elect to have Deferred Contributions (as defined below) made on his or her behalf for a Plan year. Upon the occurrence of certain events, a Participant’s active participation in the Plan may be terminated.

Deferred Contributions

Each Participant may irrevocably elect to defer (i) up to 80% of the Participant’s annual salary (“Base Salary”) and (ii) up to 100% of the Participant’s variable compensation, including, without limitation, bonus amounts and incentive compensation paid or payable while an active Participant in the Plan (“Variable Compensation,” and together with Base Salary, the “Deferred Contributions”) in lieu of receiving such compensation currently. A Participant must complete and submit a deferral election to the Committee providing for Deferred Contributions of his or her Base Salary and/or Variable Compensation for a given Plan year (the “Deferral Election”). The Committee may, from time to time, establish other limits on the amount of Base Salary and Variable Compensation that may be deferred under the Plan.

Deferral Elections

A Participant’s initial Deferral Election, and subsequent Deferral Elections, with respect to his or her Base Salary and Variable Compensation for any Plan year must be made within prescribed time periods, subject to certain restrictions.

Investment Earnings

A Participant may select one or more of the investment funds made available by the Committee under the Plan to measure hypothetical investment experience to be credited to his or her sub-account established for Deferral Elections made each Plan year (the “Sub-Accounts”). A Participant may periodically reallocate the hypothetical investment of his or her Sub-Accounts among available investment funds.

Distributions

In general, if a Participant’s employment with the Company is terminated for any reason, he or she shall be entitled to receive a distribution of all of his or her Sub-Accounts which are not designated as in-service distributions, as adjusted for earnings and losses. A Participant may elect to have each of his or her Sub-Accounts distributed in the form of a single lump sum payment or annual installment payments over a period selected by the Participant, provided that such period may not be less than two years or exceed fifteen years. The Participant may petition the Committee to receive a lump sum payout under the Plan if the Participant experiences an Unforeseeable Financial Emergency (as defined in the Plan).

Amendment and Termination

In general, the Plan may be amended from time to time by resolution of the Compensation Committee, the Board of Directors of the Company or any committee of the Board of Directors to whom such authority has been delegated. No amendment shall reduce the value of a Participant’s account balance to less than the amount he or she would have been entitled to receive if he or she had resigned from the Company on the day of the amendment.

The Plan will terminate upon the earlier of (i) the date it is terminated by the Company, (ii) the date the Company is judicially declared bankrupt or insolvent or (iii) the dissolution, merger, consolidation or reorganization of the Company, or the sale of all or substantially all of its assets, except that in any such event, arrangements may be made whereby the Plan will be continued by any successor to the Company or any purchaser of all or substantially all of its assets.

The foregoing description of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Description

10.1	Kanbay International, Inc. Deferred Compensation Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANBAY INTERNATIONAL, INC.

Dated: June 23, 2006	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Executive Vice President, Chief Financial Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Kanbay International, Inc. Deferred Compensation Plan